Exhibit 4.1
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
July 1, 2026	September 29, 2031
MARQETA, INC.
WARRANT TO PURCHASE SHARES OF CLASS A COMMON STOCK
In connection with the fourth amendment, dated as of August 27, 2026, to that certain Global Strategic Partnership Agreement dated as of September 15, 2020, by and between Marqeta, Inc., a Delaware corporation (the “Company”), and Uber Technologies, Inc. (the “Holder”), of even date herewith (the “Partnership Agreement”), and in consideration for the promises and agreements received thereto, the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to the Holder by the Company as of the date set forth above (the “Effective Date”).
1. Purchase and Earning and Vesting of Shares.
(a) Number of Shares. Subject to the terms and conditions set forth herein, including the Earning Schedule (as defined below), the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to 550,000 fully paid and nonassessable shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), subject to appropriate adjustment for future stock splits, dividends, combinations, recapitalizations and the like with respect to the Common Stock.
(b) Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.01 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.
(c) The Shares shall be earned under this Warrant in accordance with the schedule set forth on Exhibit A attached hereto (“Earning Schedule”) upon achievement of the transaction tiers (“Tiers”) as set forth therein.

(d) Following the satisfaction by Holder (or an affiliate thereof) of each Tier, the Company shall deliver to the Holder a written notice stating that such Tier has been achieved. The Company shall deliver such notice promptly following its determination that the Tier has been achieved, and the Shares shall be considered “Earned” in accordance with the Earning Schedule based on the applicable Tier.

(e) Shares that are Earned between July 1 of any year and June 30 of the following year shall be considered “Vested” and become exercisable at any time on or after August 1 of the following year. For example, Shares that are Earned between July 1, 2026 and June 30, 2027 vest and become exercisable on August 1, 2027.
2. Exercise Period.
(a) Certain Definitions.
(i) An “Acquirer” shall mean the person or entity acquiring the assets, liabilities, business, or voting securities in the Change of Control Transaction.
(ii) A “Change of Control Transaction” shall have the meaning set forth in the Company’s current Certificate of Incorporation.
(b) Subject to the provisions of this Section 2 and Section 1, this Warrant shall be exercisable, in whole or in part, during the term commencing on the Effective Date and ending at 5:00 p.m. Pacific time on September 29, 2031, unless sooner deemed exercised pursuant to the terms of this Warrant (the “Exercise Period”).
(c) In the event of a Change of Control Transaction in which the Acquirer assumes all of the Company’s rights and obligations under the Partnership Agreement pursuant to the terms and conditions set forth therein, then, as part of such transaction, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from the Change of Control Transaction which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled to receive in such Change of Control Transaction if this Warrant had been exercised immediately before such Change of Control Transaction with respect to such Shares, all subject to further adjustment as provided in this Section 2; and, in any such case, appropriate adjustment (as determined by the Company’s Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Shares of the Holder is entitled to purchase) shall thereafter by applicable, as nearly as possible, in relation to any shares of Common Stock or other securities or other property thereafter deliverable upon the exercise of this Warrant.
(d) In the event of (i) a termination of the Partnership Agreement for any reason pursuant to the terms and conditions thereof, or (ii) a Change of Control Transaction in which the Acquirer does not assume all of the rights and obligations of the Company under the Partnership Agreement, (each of (i) and (ii), a “Termination Event”), then the Shares that have been Earned as of immediately prior to the consummation of such Termination Event shall be deemed to be automatically exercised immediately prior to the consummation of such Termination Event without any further action on behalf of the Holder. Upon the consummation of such Termination Event and after giving effect to such exercise, any remaining Shares that have not yet been Earned shall no longer be exercisable and the Warrant shall automatically become null and void.
3. Method of Exercise.
(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights for Vested Shares evidenced hereby. Such exercise shall be effected by:
(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) in lieu of cash payment of the aggregate Exercise Price, a net exercise in accordance with the requirements of this Section 3, whereby Holder receives Shares equal to the portion of this Warrant being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula, rounded down to the nearest share:
    X = Y(A-B)/A
Where:
    X = the number of Shares to be issued to the Holder;
    Y = the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Exercise Price);
    A = the Fair Market Value (as determined pursuant to Section 3(e) below) of one Share; and
    B = the Exercise Price.
(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any book entry for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such book entry.
(c) Within a reasonable time after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:
(i) an uncertificated book entry at the Company’s transfer agent for the number of Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, promptly following each such exercise and in lieu of issuing a new warrant or warrants of like tenor, the Company shall update Exhibit B attached hereto (the “Vesting and Exercise Schedule”) memorializing the number of Vested Shares as of each such exercise, the date of such exercise, the number of Vested Shares and unvested Shares remaining after each such exercise, and the number of Vested Shares that remain exercisable after each such exercise.
(d) If the Holder has not exercised this Warrant prior to the expiration of the Exercise Period, all of the Shares subject to this Warrant (including any Shares that are Vested Shares) shall automatically be cancelled, and Holder shall have no further rights with respect to any such Shares.
(e) If the Company’s Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of Common Stock reported for the business day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s Common Stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.
4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:
(a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
(b) Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant.
(c) Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.
(d) Valid Issuance of Common Stock. The Shares, when issued, sold, and delivered in accordance with the terms of the Warrant for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holder in this Warrant, will be issued in compliance with all applicable federal and state securities laws.
5. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:
(a) Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(b) Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.
(c) Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.
(d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.
(e) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

(f) Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.
(g) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 5, and:
(i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(ii) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.
(h) Legends. It is understood that the Securities may bear the following legend:
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.”
6. State Commissioners of Corporations. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.
7. Covenants of the Company.
(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b) Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
8. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Preferred Stock or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.
(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.
10. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

11. Transfer of Warrant. Other than in connection with a Change of Control Transaction, this Warrant shall not be transferable by the Company or the Holder without the prior written consent of the other party.

12. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.
13. Successors and Assigns. The terms and provisions of this Warrant and the Partnership Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.
14. Dispute Resolution. Any dispute with respect to the Warrant and the terms and conditions hereof (including the achievement of any Tier) shall be determined pursuant to the dispute resolution provisions set forth in [Section 13 of the Partnership Agreement].
15. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.
16. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 16):
If to the Company:
Marqeta, Inc.
180 Grand Avenue
Oakland, CA 94612
Attention: General Counsel
With a copy (which shall not constitute notice) to:

Rezwan D. Pavri & Richard C. Blake
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Rd
Palo Alto, CA 94304
Email:[***]
If to Holder:
Uber Technologies, Inc.
1725 3rd Street
Attn: Legal
San Francisco, CA 94158
17. Finder’s Fee. Each party represents that it neither is or will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
18. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
19. Entire Agreement; Termination, Amendments and Waivers. This Warrant, the Partnership Agreement, and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), solely with the written consent of the Company and the Holder. Notwithstanding the foregoing, (i) this Warrant may be terminated by the Company or the Holder by written notice to the other party for Cause (as defined in the Partnership Agreement) and (ii) in the event of a Material Primary Failure (as set forth in the Partnership Agreement), the Company may amend the Earning Schedule set forth on Exhibit A with respect to any then unvested or unearned shares subject to this Warrant, provided that any such amendment (x) does not increase any of the Tier thresholds described in Exhibit A and (y) is subject to the approval of the Holder (which shall not be unreasonably withheld)
20. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

MARQETA, INC.

By:	/s/ Todd Pollak

Name:	Todd Pollak

Title:	Chief Revenue Officer

Address:	180 Grand Avenue Oakland, CA 94612
ACKNOWLEDGED AND AGREED:
HOLDER
UBER TECHNOLOGIES, INC.

By:	[***]

Name:	[***]

Title:	[***]

Address:	1725 3rd Street
San Francisco, CA 94158

[Signature Page to Warrant]

NOTICE OF EXERCISE
MARQETA, INC.
Attention: Corporate Secretary
The undersigned hereby elects to net exercise the attached Warrant, pursuant to the provisions of the Warrant, with respect to __________ Shares.
The undersigned hereby represents and warrants that Representations and Warranties in Section 5 hereof are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute
this form and supply required information.
Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
Name:
(Please Print)
Address:
(Please Print)
Dated:
Holder’s
Signature:
Holder’s
Address:
NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

EXHIBIT A
Transaction Tiers
The Shares subject to the Warrant shall be earned incrementally [***] in accordance with the achievement of certain Transaction Tiers according to the criteria as set forth below. Capitalized terms used in this Exhibit and not defined shall have the same meaning given to them in the Partnership Agreement.

Criteria*	Shares Earned**
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

*Transaction Tiers are defined below:

[***]: [***]
[***]: [***]
[***]: [***]
[***]:[***]

**Subject to appropriate adjustment for stock splits, dividends, combinations, recapitalizations and the like with respect to the Common Stock.

EXHIBIT B
Vesting and Exercise Schedule

Date of Exercise	Cumulative Shares Vested	Shares Exercised	Shares Issued (Net Exercise)	Shares Remaining Exercisable	Shares Remaining Vested	Shares Remaining Unvested